International Star, Inc. Announces Application Process for Permitting
           Begins and Services Obtained For Next Phase of Exploration


For Immediate Release

HENDERSON, Nev./EWORLDWIRE/Feb. 16, 2005 --- International Star, Inc. (Pink
Sheets: ISRI) today announced that it has began the application process to gain permits necessary to further its exploration efforts on the Company's Detrital Wash properties in Mohave County, Arizona. Additionally, the Company has signed an "engagement letter" with Zereko Nevada to initiate a second phase of exploration on that property.

Permitting Process Begins

Following meetings last week with the appropriate State of Arizona agencies, International Star, Inc. has initiated the application process to acquire necessary permitting to continue its exploration of the Company's Detrital Wash property in Mohave County, Arizona. Encouraged by the geological report made public in September 2004, the Company has decided to continue with the next phase of exploration on this property.

Services Acquired

International Star, Inc. has engaged Zereko Nevada, Inc., a Nevada corporation, to advance the Company's exploration efforts on its Detrital Wash property. Zereko Nevada has assigned Mr. Karel R. Pieterse, P. Eng., of Sudbury, Ontario, as the mining engineer directing the work efforts on the Detrital Wash project.

Mr. Karel R. Pieterse, Project Engineer, has comprehensive engineering and mining expertise, leading and executing difficult projects worldwide. (Curriculum Vitae available appoint request) The details of the scope of work to be completed are currently under evaluation.

Additional Funding

International Star will continue to pursue means to expand its exploration activities on both its Detrital Wash and Wikieup properties, either by seeking additional capital through loans or private placements of its securities, or possibly entering joint venture arrangements with one or more other, more substantial companies. However, there are no arrangements now in place to further fund the company by any of these means, and the outcome of the discussions with other entities cannot be predicted. If the company raises capital by selling its equity stock, the proportionate ownership of existing shareholders will be diminished.

NOTE: This news release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results to differ materially from forecasted results.

For further information contact: Dottie Wommack McNeely - (702) 897-5338